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                                                                   Exhibit 10.13

MUTUAL RELEASE AND SETTLEMENT AGREEMENT

         This Mutual Release and Settlement Agreement (the "Settlement Agreement") is entered into this 31st day of January 1997, between Pharmhouse Corp. ("Pharmhouse"), Rx "Realty Corp. ("Rx Realty"), their respective affiliates and successors (jointly and severally the "Pharmhouse Entities") and F.W. Woolworth Co. and Woolworth Corporation and their respective affiliates and successors (collectively "Woolworth").

         WHEREAS, pursuant to an asset purchase agreement dated April 13, 1995, as amended on April 28, 1995, (the "Asset Purchase Agreement"), Pharmhouse, as of and on April 28, 1995, (the "Closing Date") acquired, inter alia, inventory, fixtures and through the acquisition of the stock of Rx Realty, leases relating to twenty-four "deep discount" drug stores which Woolworth had previously operated under the name "The Rx Place"; and

         WHEREAS, except as otherwise provided herein, the parties intend that the Purchase Agreement shall continue in full force and effect; and

         WHEREAS, on or about January 11, 1996, Pharmhouse filed a complaint (the "Complaint") in the Supreme Court of the State of New York, County of New York (the "Court") under Index No. 60021/96, styled Pharmhouse Corp. v. Woolworth Corporation and F.W. Woolworth Co. (the "Action"); and

         WHEREAS, in or about February 1996, Woolworth demanded and commenced arbitration (the "Arbitration") of certain matters with Pharmhouse pursuant to the Asset Purchase Agreement, before a partner of the accounting firm of Coopers & Lybrand LLP pursuant to the Commercial Rules of the American Arbitration Association; and

         WHEREAS, pursuant to the terms of the Asset Purchase Agreement, Pharmhouse issued to Woolworth three (3) notes (collectively, the "Notes"); the First Note was payable within nine (9) months of the Closing Date (and was prepaid in part); the Second Note is payable within twenty-four (24) months of the Closing Date; and the Third Note is payable within thirty-six (36) months of the Closing Date. As of December 28, 1996, there was due under the Notes the principal amount of $8,234,954 ("Outstanding Principle") and accrued interest in the amount of $1,586,384 ("Outstanding Interest"); and

         WHEREAS, Pharmhouse and Woolworth deny any and all claims asserted against them by the other; and

         WHEREAS, Pharmhouse and Woolworth wish to resolve all of the differences between and among them without the need for further litigation or



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arbitration and without such settlement constituting any admission of wrongdoing by any party;

         NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

         1.    Pharmhouse Releases

         As material consideration for the execution of this Settlement Agreement and the transactions described herein, the Pharmhouse Entities hereby release and forever discharge Woolworth in accordance with the terms and provisions of the Release annexed hereto as Exhibit "A" hereof and incorporated herein in its entirety (the "Pharmhouse Release") and subject to the terms and conditions of this Settlement Agreement, and Kenneth A. Davis, Marcie B. Davis, and Manfred Brecker hereby release and forever discharge Woolworth in accordance with the terms and provisions of the Release annexed hereto as Exhibit "B" hereof and incorporated herein in its entirety (the "Individual Releases") and subject to the terms and conditions of this Settlement Agreement. The Pharmhouse Release and the Individual Releases shall be executed simultaneously with the execution of this Settlement Agreement.

         2.    Woolworth Release

         As material consideration for the execution of this Settlement Agreement and the transactions described herein, Woolworth hereby releases and forever discharges the Pharmhouse Entities, including Kenneth A. Davis, Marcie
B. Davis and Manfred Brecker, in accordance with terms and provision of the Release annexed hereto as Exhibit "C" and incorporated herein in its entirety (the "Woolworth Release") and subject to the terms and conditions of this Settlement Agreement. The Woolworth release shall be executed by Woolworth simultaneously with the execution of this Settlement Agreement.

         3.    Settlement

         Upon receipt by Woolworth of the executed Pharmhouse Release, the executed Individual Releases of Kenneth A. Davis, Marcie B. Davis and Manfred Brecker in favor of Woolworth, and a copy of the Stipulation of Discontinuance with Prejudice, executed by counsel of record, Woolworth will immediately deliver to Pharmhouse the Woolworth Release and the letter discontinuing the Arbitration and the First Note and Second Note marked cancelled (however, the First Note and the Second Note shall be delivered to Pharmhouse on or before February 4, 1997). Notwithstanding that the Woolworth Release releases, among other matters, certain of the obligations of Pharmhouse with respect to Outstanding Principle and all of the Outstanding Interest, one million dollars ($1,000,000) of outstanding principle of the Third Note (the "Remaining Outstanding Principle") shall remain an obligation of Pharmhouse. In connection therewith, the terms and conditions of payment of the


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Third Note are modified as follows: The Third Note shall not bear any interest, premium, penalty or other finance charge payable by Pharmhouse to Woolworth from and after the execution of this Settlement Agreement. The payment of the Remaining Outstanding Principle shall be subject to the express condition that if Pharmhouse does not: (a) liquidate substantially all of its assets or (b) cease to conduct substantially all of its operations (other than by reason of any merger, consolidation or sale of all or substantially all of its assets with or to any other affiliated third party) or (c) file for bankruptcy (any one or more of which events constitute a "Default Event") on or before eighteen (18) months from the date of this Settlement Agreement, i.e. July 30, 1998 (the "Forgiveness Date"), Woolworth shall be deemed to have irrevocably forgiven the obligation of Pharmhouse to pay all or any portion of the Remaining Outstanding Principle evidenced by the Third Note, and provided, further, that pending the Forgiveness Date and absent the occurrence of an intervening Default Event, Woolworth hereby covenants to stand still and not sue Pharmhouse or otherwise take any action to collect or enforce or pursue Woolworth's rights or claim with regard to the Remaining Outstanding Principle on the Third Note and that, assuming no Default Event prior to the Forgiveness Date, Woolworth will surrender the Third Note to Pharmhouse for cancellation on the close of business of the Forgiveness Date. Upon the occurrence of a Default Event, the Remaining Outstanding Principle shall be paid to Woolworth within ten (10) days without further demand by Woolworth.

         4.    Lease Assignment

         The Pharmhouse Entities hereby agree to reassign to Woolworth and Woolworth hereby agrees to accept said reassignment from the Pharmhouse Entities of Store #3015, Colonie Plaza Shopping Center, Albany, New York (the "Reassigned Lease"), upon the following terms and conditions:

         (a) The reassignment of said Reassigned Lease to Woolworth shall become effective upon the surrender of possession by the Pharmhouse Entities to Woolworth of the demised premises which are the subject of the Reassigned Lease, said surrender of possession by the Pharmhouse Entities to take place not later that May 31, 1997. The foregoing reassignment shall be automatic and without the need for any further documentation to evidence such reassignment; provided, however, that at the request of either party hereto, Woolworth and the Pharmhouse Entities shall execute and deliver to the other a declaration or letter confirming the same. With respect to the Reassigned Lease, the parties agree that in addition to the terms and conditions herein, the Terms and Conditions to the Lease Assignment set forth in Exhibit "D" hereto are incorporated herein and made a part of this reassignment;

         (b) Effective as of February 1, 1997 and continuing until surrender of the premises which is the subject of the Reassigned Lease, Woolworth shall make payments to accommodate the payment of current rent and other fixed monthly sums payable to landlord in accordance with the attached schedule set forth in Exhibit "E" hereto by wire transfer or other method directly to the landlord. In


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addition to the accommodation payment of current rent and other fixed monthly sums payable to landlord as set forth in Exhibit "E", Woolworth shall reimburse the Pharmhouse Entities for additional occupancy costs with respect to the demised premises relating to periods on or before February 1, 1997 and up to May 31, 1997 as set forth on Exhibit "F" hereto. Woolworth will reimburse such costs upon receipt by Woolworth of reasonable third-party invoices rendered in the ordinary course of business received from the Pharmhouse Entities. Notwithstanding the foregoing to the contrary, Woolworth shall have no obligation to reimburse the Pharmhouse Entities for any utility payments made or to be made by the Pharmhouse Entities directly to the utility company serving the demised premises;

         (c) With respect to the payment of percentage rent, the percentage rent breakpoint shall be adjusted by multiplying the breakpoint by a fraction, the numerator of which shall be the number of days of the lease year in which the Pharmhouse Entities are in occupancy and the denominator of which shall be 365 days. If the Pharmhouse Entity's sales are in excess of the adjusted breakpoint, the Pharmhouse Entities shall pay percentage rent to Woolworth at the surrender date of possession. The Pharmhouse Entities agree to retain all records in their possession relevant to the determination of such percentage rent and to make the same available for inspection by Woolworth and/or landlord under the Reassigned Lease until such time as the records are no longer required to be maintained under the terms of the lease. In this regard, the Pharmhouse Entities shall deliver to Woolworth within ten (10) days of the surrender date of the premises, all of the documentation required under the applicable lease with respect to any tenant's obligation to pay percentage rent.

         (d) If a party hereto makes a payment on account of any item for which it is entitled to reimbursement by the other party under this paragraph 4, such reimbursement shall be made within thirty (30) days after the reimbursing party's receipt of a reasonable third-party invoices rendered in the ordinary course of business (which includes mutually satisfactory evidence of payment) from the other party for such amount. If a party receives a credit or payment on account of any such item to which the other party is entitled, the receiving party shall pay to the other party the amount of such credit or payment within thirty (30) days after the receiving party's receipt thereof;

         (e) As and when premises are surrendered, the Pharmhouse Entities shall surrender and vacate the demised premises of the Reassigned Lease to Woolworth in broom clean condition. At their expense, the Pharmhouse Entities shall remove from the demised premises of the Reassigned Lease all signs, inventory, equipment, merchandise and fixtures and shall repair all damage caused by the removal. The Pharmhouse Entities shall not remove leasehold alterations, additions or improvements made to the demised premises or any other items which are the property of the landlord, unless required to be removed pursuant to the terms of the Reassigned Lease. At their expense, the Pharmhouse Entities shall


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perform prior to the surrender of the premises all repairs and maintenance required by tenant under the terms of the Reassigned Lease;

         (f) The Pharmhouse Entities shall permit Woolworth and its representatives, upon notice to the Pharmhouse Entities, to have reasonable access to the demised premises at all times from the period February 1, 1997 through the surrender date of the premises;

         (g) Upon Woolworth's request, and only upon Woolworth's request, and following the full execution and delivery of this Settlement Agreement, the Pharmhouse Entities shall deliver to the landlord under the Reassigned Lease, not withstanding that the giving of such notice may constitute a default under the Reassigned Lease, a notice stating that the Pharmhouse Entities intend to
(i) discontinue operations at the demised premises; and (ii) reassign the Reassigned Lease to Woolworth;

         (h) The Pharmhouse Entities, while in possession of each of the demised premises hereunder, shall be permitted to retain all proceeds of inventory and asset sales received in connection therewith;

         5.    Redelivered Lease

         With respect to store #3044, Essex Green Shopping Center, West Orange, New Jersey (hereinafter referred to as the "Redelivered Lease"), the parties hereby agree as follows:

         (a) The Redelivered Lease will be tendered and redelivery will become effective simultaneously with the execution of this Settlement Agreement, and the Pharmhouse Entities will thereby quit claim all their right, title and interest with respect to the Redelivered Lease and the premises. With respect to the Redelivered Lease the parties agree that in addition to the terms and conditions herein, the Terms and Conditions of the Lease Assignment set forth in Exhibit "D" hereto are incorporated herein and made a part of this redelivery of lease;

         (b) With respect to that certain litigation pending in the Superior Court of New Jersey, Chancery Division, Essex County, Docket No. C-243-96, styled The Mutual Life Insurance Company of New York v. F.W. Woolworth Co. and Pharmhouse Corp. (the "Lease Litigation"), commencing simultaneously with the execution of this Settlement Agreement, Woolworth shall appoint Kelley, Drye and Warren LLP, at Woolworth's expense, to defend the Pharmhouse Entities in the Lease Litigation. The Pharmhouse Entities agree to cooperate with Woolworth in defending said Lease Litigation;

         (c) The Pharmhouse Entities agree to surrender the premises under the terms and conditions set forth in Section 4(e) and 4(f) above on the earlier of the (i) 65 days of this Settlement Agreement or (ii) a court order. From and after February


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1, 1997, the Pharmhouse Entities shall have no obligation to pay, or reimburse
Woolworth for any rent or other occupancy costs payable to landlord under the Lease;

         (d) After the effective date of the redelivery, and during the period of the Pharmhouse Entities' occupancy, the Pharmhouse Entities agree to abide by all terms and conditions of the lease and shall indemnify and hold Woolworth harmless from and against any and all liabilities, losses, damages, claims, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) suffered or incurred by Woolworth (except for claims advanced by the landlord of the Redelivered Leasehold premises that the Pharmhouse Entities were not properly in possession of the premises and except as set forth in the second sentence of paragraph 5 (c) above) arising as a result of the Pharmhouse Entities' occupancy after the date hereof, and

         (e) If Woolworth makes a payment to the landlord of store #3044 relating to occupancy costs relating to the period of May 1, 1995 through January 31, 1997, the Pharmhouse Entities shall reimburse Woolworth for such payment within thirty (30) days in accordance with paragraph 4(d) of this Settlement Agreement.

         (f) The Pharmhouse Entities, while in possession of each of the demised premises hereunder, shall be permitted to retain all proceeds of inventory and asset sales received in connection therewith;

         6        Option Leases

         With respect to stores #3014, Capital City Plaza, Camp Hill, Pennsylvania; #3019, Colonial Common Shopping Center, Harrisburg, Pennsylvania; #3025, Marketfair North Shopping Center, Clay, New York; #3026, Hills Plaza, DeWitt, New York; and #3035, Carousel Commons, Syracuse, New York, (individually an "Option Lease" and collectively the "Option Leases"), the Pharmhouse Entities and Woolworth hereby agree that the Pharmhouse Entities shall continue to operate each of the demised premises in accordance with the terms of the leases referenced in this paragraph 6, upon the following terms and conditions:

         (a) Effective as of February 1, 1997 and continuing through and including July 31, 1997, Woolworth shall make payments to accommodate the payment of current rent and other fixed monthly sums payable to landlord for each of the Option Leases in accordance with the attached schedule set forth in Exhibit "E" hereto. In addition to the accommodation of rent and other fixed monthly sums payable to landlord as set forth in Exhibit "E", Woolworth shall reimburse the Pharmhouse Entities for additional occupancy costs relating to periods on or after February 1, 1997 and up to July 31, 1997 as set forth on Exhibit "F" hereto. Woolworth will reimburse such costs upon receipt by Woolworth of reasonable third-party invoices rendered in the ordinary course of business received from the Pharmhouse Entities. Notwithstanding the foregoing to the contrary, Woolworth shall have no obligation to


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reimburse the Pharmhouse Entities for any utility payments made or to be made by the Pharmhouse Entities directly to the utility company serving any of the demised premises;

         (b) After May 31, 1997, the Pharmhouse Entities shall have the option to surrender possession and reassign an Option Lease to Woolworth if the store did not show a store operating a profit during the four (4) month period ending May 31, 1997 as calculated by the Pharmhouse Entities (the "Profitability Test"). In such a case, the Pharmhouse Entities will provide to Woolworth a statement and breakdown of the Pharmhouse Entities' calculation of profitability. If the Profitability Test has not been satisfied with respect to one or all of the Option Leases, the Pharmhouse Entities shall have the option to surrender possession and reassign such Option Lease to Woolworth. The option to surrender shall be exercisable up to and including July 31, 1997;

         (c) Notwithstanding anything contained in paragraph 6(b) to the contrary, Woolworth shall, at any time and for any reason whatsoever, have the right to terminate the Pharmhouse Entities' possession and require a reassignment of any or all of the Option Leases, by giving the Pharmhouse Entities written notice of its desire that the Pharmhouse Entities surrender possession and reassign the lease(s) and the Pharmhouse Entities shall reassign as provided herein;

         (d) If either the Pharmhouse Entities, pursuant to paragraph 6(b), or Woolworth, pursuant to paragraph 6(c), elects to terminate the Pharmhouse Entities' possession of the demised premises under an Option Lease and reassign said lease to Woolworth, the reassignment shall be effective upon surrender of possession by the Pharmhouse Entities ninety (90) days from the date the Pharmhouse Entities give notice pursuant to paragraph 6(b) above or one hundred twenty (120) days after Woolworth gives a notice pursuant to paragraph 6(c) above. With respect to each such assignment, such reassignment shall be automatic and without the need for any further documentation to evidence such reassignment; provided, however, that at the request of either party hereto, Woolworth and the Pharmhouse Entities shall execute and deliver to the other a declaration or letter confirming the same. The parties agree that, in addition to the terms and conditions herein, the Terms and Conditions of the Lease Assignment set forth in Exhibit "D" hereto are incorporated herein and made a part hereof;

         (e) As and when the premises are surrendered, the Pharmhouse Entities shall surrender and vacate the demised premises of the Option Leases to Woolworth in broom clean condition. At their expense, the Pharmhouse Entities shall remove from the demised premises of each Option Lease all signs, inventory, equipment, merchandise and fixtures and shall repair all damage caused by the removal. The Pharmhouse Entities shall not remove leasehold alterations, additions or improvements made to the demised premises or any other items which are the property of the landlord, unless required to be removed pursuant to the terms of the


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Option Lease. At their expense, the Pharmhouse Entities shall perform prior to the surrender date all repairs and maintenance required by tenant under the terms of the Option Lease;

         (f) The Pharmhouse Entities, while in possession of each of the demised premises hereunder, shall be permitted to retain all proceeds of inventory and asset sales received in connection therewith;

         (g) Paragraphs 4(c), 4(d) and 4(f) above, as pertaining to the reassignment of the Reassigned Lease, shall apply with the same force and effect to the Option Leases; and

         (h) Upon Woolworth's request, and only upon Woolworth's request, and following the full execution and delivery of this Settlement Agreement , the Pharmhouse Entities shall deliver to any or all of the landlords under an Option Lease, if applicable, notwithstanding that the giving of such notice may constitute a default under the respective Option Lease, a notice stating that the Pharmhouse Entities intend to (i) discontinue operations at such demised premises; and (ii) reassign such Option Lease to Woolworth.

         7. Delivered Leases

         As of the date hereof, all of the twenty-four (24) leases acquired by the Pharmhouse Entities from Woolworth, shall each be individually deemed a "Delivered Lease" as defined in Section "8.3(d)" of the Asset Purchase Agreement and collectively, the "Delivered Leases". As to stores #3012 and #3039, the Pharmhouse Entities will execute subleases from Woolworth to the Pharmhouse Entities in form and substance mutually acceptable to Woolworth and the Pharmhouse Entities will cooperate with Woolworth in obtaining the consent of each landlord. Woolworth shall have no further obligation pursuant to section "8.3" to indemnify the Pharmhouse Entities with respect to the Delivered Leases.

         8. Notice of Default - Right to Cure

         The Pharmhouse Entities hereby agree that in the event that they default in the performance of any obligation under the remaining seventeen (17) leases acquired by the Pharmhouse Entities, the Pharmhouse Entities will promptly notify Woolworth of any default in which case Woolworth shall have the right to cure said default pursuant to the terms and conditions of the respective lease. Following Woolworth's cure of such default, which shall occur only following 3 business days notice to Pharmhouse of its intent to cure the Pharmhouse Entities' default, the Pharmhouse Entities may reimburse Woolworth for the amounts paid to the landlord on account of the cure, and the Pharmhouse Entities' right to occupancy of the premises shall be unaffected. In the event the Pharmhouse Entities fail to reimburse Woolworth within ten (10) days of a demand, the Pharmhouse Entities shall immediately, upon demand, reassign such lease to Woolworth and vacate and surrender possession of the premises attributable to such lease to Woolworth


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pursuant to sections 4(f), 6(d) and 6(e) and the Terms and Conditions set forth in Exhibit D hereto. In this regard, the Pharmhouse Entities acknowledge that Woolworth will suffer irreparable injury for which there would be no adequate remedy at law; that Woolworth would be entitled to an injunction to compel the reassignment of the lease and the restitution of the premises to Woolworth; and that the Pharmhouse Entities will not oppose a motion for such injunctive relief. Notwithstanding anything to the contrary above, if the Pharmhouse Entities advise Woolworth that they dispute a claimed default and commence litigation against landlord re: same, Woolworth shall not be entitled to cure the default if the Pharmhouse Entities obtain a court order enjoining termination of the lease during the pendency of the litigation.

         9. Rental Payments Reconciliation

         The Pharmhouse Entities shall pay to Woolworth all unpaid rents, less offsets, as set forth in Exhibit "G" within one hundred and twenty days (120) of the execution of the Settlement Agreement. If the Pharmhouse Entities fail to pay to Woolworth any portion of the unpaid rents provided for in this paragraph, Woolworth shall have the right to set-off such unpaid amounts against any payments undertaken by Woolworth and provided for in this Settlement Agreement including any rent or occupancy costs set forth in Exhibits E and F hereto.

         10. No Admission of Liability

         Nothing contained in this Settlement Agreement shall be construed as to constitute an admission by any party hereto of liability or of the truth or falsity of any of the allegation or any claims or defenses alleged or set forth in the Complaint or subsequent pleadings filed by any party to the Action or the Arbitration commenced by Woolworth, nor shall any provision or statement in any such pleading in the Action or Arbitration be construed as to constitute an admission that any party has violated any of the laws of the United States, the State of New York, or any other state. To the contrary, Woolworth and Pharmhouse expressly deny each and all of the allegations and claims made against each of them in the Action or Arbitration.

         11. (a) Dismissal of the Pending Action. In order to dismiss the above-described litigation, Woolworth and Pharmhouse will direct their respective attorneys of record to execute a Stipulation of Discontinuance in the form annexed hereto as Exhibit "H" hereof, which execution shall occur. Contemporaneously with the execution of the Settlement Agreement, Pharmhouse's attorneys will cause the Stipulation of Discontinuance to be filed with the New York Supreme Court and will thereafter promptly notify the Appellate Division, First Department, in which a related appeal is pending, of the settlement.

                  (b) Dismissal of the Pending Arbitration. Contemporaneously with execution of this Settlement Agreement, Woolworth shall deliver to the American Arbitration Association a letter and such other documentation as the American


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Arbitration Association shall require withdrawing, with prejudice, all claims asserted in its demands for arbitration or which were directed to be arbitrated per court order.

         12. Service Mark. Woolworth hereby extends the term of Pharmhouse's license to use of the service mark "THE RX PLACE", U.S. Service Mark Registration Number 1,408,996, for a period of three (3) years from the expiration date set forth in the Asset Purchase Agreement pursuant to the terms and conditions thereof. Pharmhouse has the right to extend the term for an additional one year period upon ninety (90) days written notice prior to the expiration of the term as extended herein.

         13. Amendment and No Oral Modification. This Settlement Agreement may not be changed orally but only by a written agreement signed by each party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         14. Waiver. Compliance with any provision hereof my be waived only by a written document signed by the parties to this Settlement Agreement. No exercise of, or failure to exercise any right hereunder, and no partial or single exercise of any such right, shall operate as a waiver or otherwise affect such exercise or any other exercise, of that or any other right, it being understood, except as otherwise specifically provided herein, that all such rights and all remedies therefore are intended to be cumulative and not exclusive.

         15. Consent to Jurisdiction and Specific Performance. The parties hereto acknowledge and agree that irreparable damage would result in the event any of the provisions of this Settlement Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party to the Settlement Agreement shall be entitled to seek an injunction to prevent breaches of this Settlement Agreement and to specifically enforce the terms and provisions hereof in an action instituted in the Supreme Court of the State of New York, County of New York, in addition to any other remedy to which such party may be entitled, at law or in equity.

         16. Voluntary and Knowing Execution. Each of the parties to this Settlement Agreement acknowledges that is has received independent legal advice from its attorneys with respect to the advisability of entering into this Settlement Agreement. Each of the parties to this Settlement Agreement acknowledges that this Settlement Agreement is made and executed by and of its own free will; that it knows all of the relevant facts and its rights in connection therewith; and that it has not been improperly influenced or induced to make this settlement as a result of any act or action on the party of any party or employee, agent, attorney or representative of any party to this Settlement Agreement.


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
         17. Confidentiality. The provisions of this Settlement Agreement shall not be disclosed to any third party, except in the ordinary course of business and except to the extent required by applicable laws including, without limitation, applicable federal securities laws, and except as necessary to implement an effectuate the terms and provisions of this Settlement Agreement. Nothing contained herein shall affect the obligation of any party hereto to respond to any disclosure compelled by subpoena or other such legal process or compulsion. The parties agree that beyond the issuance of the press release by Pharmhouse attached as Exhibit "I" hereof or as mutually agreed upon, neither party shall issue a press release concerning the fact of or the terms and conditions of this Settlement Agreement.

         18. Ownership of Claims. The parties hereto each represent and warrant that they are the owners of all of the claims set forth in the Complaint and the subsequent pleadings filed in Action or Arbitration that no other person has or has had any interest in said claims, and that they each have the sole right to execute this Settlement Agreement as the owner of said claims contained in the Complaint and in the subsequent pleadings of the Action and Arbitration.

         19. Construction. All words used in this Settlement Agreement shall be construed to include the plural, as well as the singular number, and words used in the present tense shall include the future as well as the present, and words used in the masculine gender shall include the feminine and neuter gender. As all parties have participated in the preparation of this Settlement Agreement, should any provision in the Settlement Agreement require judicial interpretation, the court interpreting or construing such provision shall not apply a presumption that such provision shall be more strictly construed against the party who drafted such provision. Captions to paragraphs and sections of this Settlement Agreement have been included solely for the sake of convenient reference and are not intended to control the significance of the respective paragraphs and sections.

         20. Notice. All notices, requests and other communications in connection herewith shall be in writing (including fax) and delivered or faxed to the following address (notice shall be effective upon fax or delivery):

                  (1)  if to Woolworth:

                  Woolworth Corporation
                  233 Broadway
                  New York, NY 10279
                  Attn:  Gary M Bahler, Esq.
                           General Counsel
                  Fax No: (212)553-2152


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                  with a copy to:

                  Kelley Drye & Warren LLP
                  101 Park Avenue
                  New York, NY 10178
                  Attn:  John M. Callagy, Esq.
                  Fax No: (212)808-7897

                  (2)  if  to Pharmhouse:

                  Pharmhouse Corp.
                  860 Broadway
                  New York, NY 10003
                  Attn:    Kenneth A. Davis, President
                  Fax No: (212)477-2900

                  with a copy to:

                  Herrick Feinstein LLP
                  Two Park Avenue
                  New York, NY 10016
                  Attn:  Stephen M. Rathkopf, Esq.
                  Fax No. (212)889-7577

         21. Entire Agreement. This Settlement Agreement and the Releases and Exhibits set forth the entire understanding of the parties with respect to the subject matter hereto; provided, however, that, except as expressly set forth in this Settlement Agreement and such Releases and exhibits, all of the provisions of the Asset Purchase Agreement shall remain in full force and effect.

         22. Severability. If any provision of this Settlement Agreement shall be determined to be prohibited or unenforceable, such prohibition or unenforceability shall not invalidate or render unenforceable any other provision of this Settlement Agreement except to the extent that any such prohibition or determination of enforceability shall materially alter or affect the substantive provisions hereof in favor or against any of the parties hereto.

         23.Governing Law. This Settlement Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without reference to New York choice of law principles.

         24. Successors and Assigns. This Settlement Agreement, and the exhibits annexed hereto, shall be binding on the parties, their successors in interest, administrators or assigns.

         25. Counterparts. This Settlement Agreement may be executed in counterparts, each of which shall be considered to be an original instrument.

ENTERED into as of the date set forth above:


PHARMHOUSE CORP.                            F.W. WOOLWORTH CO.


By:  _________________                      By:  _________________
Title:                                      Title:



RX REALTY CORP.                             WOOLWORTH CORPORATION


By: _________________                       By:  __________________
Title:                                      Title:

EXHIBIT A

RELEASE


TO ALL PERSONS TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW THAT:

         Pharmhouse Corp. and Rx Realty Corp., on behalf of each of them and their respective officers, directors and agents, and their respective affiliates and subsidiaries, as RELEASORS, in consideration of the sum of TEN DOLLARS ($10.00), and other good and valuable consideration received from F.W. Woolworth Co. and Woolworth Corporation as RELEASEES, receipt of which is hereby acknowledged, releases and discharges the RELEASEES, the RELEASEES' parents, subsidiaries, affiliates, predecessors, successors, and assigns or their officers, directors, employees, agents and representatives from all actions, causes or actions, suits, debts, dues, sums of money accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, admiralty or equity which against the RELEASEES, the RELEASORS, the RELEASORS' parents, subsidiaries, affiliates, predecessors, successors and assigns, and their officers, directors, shareholders, administrators, servants, employees, attorneys, agents, heirs, executors, administrators, partners, joint ventures, or any committee or other arrangement of creditors organized with respect to the affairs of RELEASORS ever had, now have, or hereafter can, shall, or may have, including but not limited to, claims which were asserted or claims and defenses which could have been asserted, in an action in the Supreme Court of the State of New York, County of New York, under Index No. 600121/96, styled Pharmhouse Corp. v. Woolworth Corporation and F.W. Woolworth Co., from the beginning of the world to the day of the date of this RELEASE. Nothing in this RELEASE shall affect or release the obligations created in the MUTUAL RELEASE AND SETTLEMENT AGREEMENT.

         Except as modified by the MUTUAL RELEASE AND SETTLEMENT AGREEMENT, all the provisions of the Asset Purchase Agreement between the parties dated April 13, 1995 shall remain in full force and effect and this RELEASE shall not effect the parties' obligations thereunder.

         Whenever the text hereof requires, the use of the singular number shall include the appropriate plural number as the text of the within instrument may require.

         This RELEASE may not be changed orally.

         IN WITNESS WHEREOF, the RELEASORS has hereunder set RELEASORS' hand and seal on this, the _____ day of __________ 199_.


                                                     PHARMHOUSE CORP.

                                                     By:  __________________
                                                     Title:



                                                     RX REALTY CORP.


                                                     By: ___________________
                                                     Title:



Sworn to me before this
_____ day of ___________, 199_



______________________________
Notary Public

EXHIBIT B
RELEASE


TO ALL PERSONS TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW THAT:

         Kenneth A. Davis, Marcie B. Davis and Manfred Brecker, individually and jointly, as RELEASORS, in consideration of the sum of TEN DOLLARS ($10.00), and other good and valuable consideration received from F.W. Woolworth Co. and Woolworth Corporation as RELEASEES, receipt of which is hereby acknowledged, releases and discharges the RELEASEES, the RELEASEES' parents, subsidiaries, affiliates, predecessors, successors and assigns, and their officers, directors, employees, agents and representatives from all actions, causes or actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, admiralty or equity which against the RELEASEES, the RELEASORS', the RELEASORS' parents, subsidiaries, affiliates, predecessors, successors and assigns, and their officers, directors, shareholders, administrators, servants, employees, attorneys, agents, heirs, executors, administrators, partners, joint ventures, or any committee or other arrangement of creditors organized with respect to the affairs of RELEASORS ever had, now have, or hereafter can, shall, or may have, including but not limited to, claims which were asserted or claims and defenses which could have been asserted, in an action in the Supreme Court of the State of New York, County of New York, under Index No. 600121/96, styled Pharmhouse Corp. v. Woolworth Corporation and F.W. Woolworth Co. from the beginning of the world to the day of the date of this RELEASE. Nothing in this RELEASE shall affect or release the obligations created in the MUTUAL RELEASE AND SETTLEMENT AGREEMENT.

         Except as modified by the MUTUAL RELEASE AND SETTLEMENT AGREEMENT, all the provisions of the Asset Purchase Agreement dated April 13, 1995 shall remain in full force and effect and this RELEASE shall not affect the parties' obligations thereunder.

         Whenever the text hereof, requires, the use of the singular number shall include the appropriate plural number as the text of the within instrument may require.

         This RELEASE may not be changed orally.

         IT WITNESS WHEREOF, the RELEASORS have hereunder set RELEASORS' hand and seal on this, the _____ day of ______________, 199 _.

                                                     KENNETH A. DAVIS


                                                     ______________________




                                                     MARCIE B. DAVIS


                                                     _______________________




                                                     MANFRED BRECKER


                                                     ________________________



Sworn to before me this
_____ day of ______________, 199_



__________________________
Notary Public

EXHIBIT C

RELEASE



         TO ALL PERSONS TO WHOM PRESENTS SHALL COME OR MAY CONCERN, KNOW THAT:

         F.W. Woolworth Co. and Woolworth Corporation, on behalf of themselves, their respective parents, affiliates and subsidiaries, as RELEASORS, in consideration of the sum of TEN DOLLARS ($10.00), and other good and valuable consideration received from Pharmhouse Corp., Rx Realty Corp., Kenneth A. Davis, Marcie B. Davis and Manfred Brecker as RELEASEES, receipt of which is hereby acknowledged, releases and discharges the RELEASEES, the RELEASEES' parents, subsidiaries, affiliates, predecessors, successors and assigns, and their officers, directors, employees, agents and representatives from all actions, causes of actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, admiralty, or equity, which against the RELEASEES, the RELEASORS, the RELEASORS' parents, subsidiaries, affiliates, predecessors, successors and assigns, and their officers, directors, shareholders, administrators, servants, employees, attorneys, agents, heirs, executors, administrators, partners, joint ventures, or any committee or other arrangement of creditors organized with respect to the affairs of RELEASORS ever had, now have, or hereafter can, shall, or may have relating to (i) the arbitration commenced by RELEASORS before the American Arbitration Association in New York City, (ii) the action commenced by Pharmhouse in the Supreme Court of the State of New York, County of New York under Index No. 60021/96, styled Pharmhouse Corp. v. Woolworth Corporation and F.W. Woolworth Co. and (iii) the outstanding principal and interest due and owing pursuant to the Notes (except as to the Third Note and the Remaining Outstanding Principal thereof as set forth in the MUTUAL RELEASE AND SETTLEMENT AGREEMENT) from the beginning of the world to the day of the date of this RELEASE except here shall be no limitation and this is intended as and shall be a general release as to Kenneth A. Davis, Marcie B. Davis, and Manfred Brecker. Nothing in this RELEASE shall affect or release the obligations created in the MUTUAL RELEASE AND SETTLEMENT AGREEMENT.

         Except as modified by this RELEASE and the MUTUAL RELEASE AND SETTLEMENT AGREEMENT, all of the provisions of the Asset Purchase Agreement among the parties, dated April 13, 1995 shall remain in full force and effect until the RELEASE shall not affect the parties' obligations thereunder.

         Whenever the text hereof requires, the use of the singular number shall include the appropriate plural number as the text of the within instrument may require.

         This RELEASE may not be changed orally.

         IN WITNESS WHEREOF, the RELEASORS have hereunder set RELEASORS' hand and seal on this , the _____ day of _____________, 199_.


                                                     F.W. WOOLWORTH CO.


                                                     By: _________________
                                                     Title:



                                                     WOOLWORTH CORPORATION


                                                     By:  __________________
                                                     Title:



Sworn to before me this
_____ day of _________, 199_



_______________________
Notary Public

EXHIBIT D

         TERMS AND CONDITIONS OF ASSIGNMENT OF LEASE UNDER MUTUAL RELEASE AND SETTLEMENT AGREEMENT


1. Pharmhouse or Rx Realty (together "Assignor") re-assigns and transfers to F.W. Woolworth Co. ("Woolworth") all of its right, title and interest as the tenant under the Leases pursuant to and described in the Mutual Release and Settlement Agreement.

2. For each lease assignment that becomes effective, Woolworth accepts said re-assignment and transfers and agrees to pay, perform and observe all of the obligations of the tenant under the Lease accruing from and after the effective date of the Assignment as determined under the Mutual Release and Settlement Agreement.

3. Assignor hereby represents and warrants to Woolworth that (i) Assignor is the sole owner of the interest of the tenant under the Leases, free and clear of all liens, encumbrances and other matters, with the exception of liens or other encumbrances by Congress Financial Corporation and McKesson Corporation as their interests exist, (ii) the Leases have not been amended, supplemented, or otherwise changed by Pharmhouse (except as expressly set forth above), (iii) to the best of Assignor's knowledge , the Leases are in full force and effect, (iv) to the best of Assignor's knowledge, Assignor is not in default in the performance of any of the obligations of the tenant under the Leases, (v) Assignor has not received any notice from Landlord that they are in default under the Leases with the exceptions of locations 3044 (W.Orange), 3026 (DeWitt) and 3035 (Syracuse), locations where landlords have not accepted lease assignments to Assignor, and (vi) to the best of Assignor's knowledge, landlord is not in default in the performance of any of their obligations under the Leases.

4. Assignor shall indemnify and hold Woolworth harmless from and against any all liabilities, losses, damages, claims, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) suffered or incurred by Woolworth (except to the extent they are suffered or incurred as a result of Woolworth's direction to deliver a notice as set forth in paragraph 4(g) or 6(h) or failure to direct the Assignor to give notice to be delivered pursuant to paragraph 4(g) or 6(h) arising out of resulting from a material breach by Assignor or any of the representations and warranties set forth in paragraph 3 above and for any obligations of the tenant under the Leases relating to periods on or before the day immediately preceding the date of the effective date of the assignment as intended by the Settlement Agreement, and for any additional percentage rent, if any, due under the appropriate lease for periods of Assignor's occupancy.

5. Woolworth shall indemnify and hold Assignor harmless from and against any all liabilities, losses, damages, claims, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) suffered or incurred by Assignor and arising out of or resulting from any obligations of the tenant under the Leases relating to periods on or after the effective date of the assignment as intended by the Settlement Agreement, including without limitation, any claim by landlord that any assignment of lease is not permitted, and including any damage sustained by the Pharmhouse Entities as the result of a notice directed to be sent by Woolworth pursuant to paragraph 4(g) of 6(h) or which Woolworth failed to direct the Assignor to give notice pursuant to paragraph 4(g) or 6(h) except if the same, in whole or in part, arises out of or results from a material breach by Assignor of any of the representations and warranties set forth in paragraph 3 above.

Exhibit E
Monthly Fixed Payments

         Store                          Monthly Fixed Payments

1     Store #3014
      Camp Hill, PA                          $23,308.00

2     Store #3015
      Albany, NY                             $17,360.00

3     Store #3019
      Colonial Commons, PA                   $23,790.75

4     Store #3025
      Clay, NY                               $23,168.29

5     Store #3026
      DeWitt, NY                             $23,706.08

6     Store #3035
      Syracuse, NY                           $48,432.00


EXHIBIT F

ADDITIONAL OCCUPANCY COSTS(1)

                  Store                              Additional Occupancy Costs
1.    Store #3014
      Camp Hill, PA                                           $ 3,538.00

2.    Store #3015
      Albany, NY                                              $11,437.00

3.    Store #3019
      Colonial Commons, PA                                    $ 3,975.25

4.    Store #3025
      Clay, NY                                                $ 6,338.21

5.    Store #3026
      Dewitt, NY                                              $ 7,761.92

6.    Store #3035
      Syracuse, NY                                            $        0

(1) Additional Occupancy Costs are stated in approximate amount and subject to adjustment based on actual and reasonable third-party invoices prepared in the ordinary course of business and received by Woolworth. Additional Occupancy Costs are: real estate taxes, water and sewer charges, landlord's, insurance, merchant dues and common area maintenance charges.

EXHIBIT G

AMOUNTS DUE WOOLWORTH RELATED TO RENTS AND OTHER OFFSETS(1)


RENTAL/OTHER PAYMENTS DUE TO WOOLWORTH THROUGH 1/31/97:

STORE #3012 - LEVITTOWN, PA                        86,577.50
STORE #3039 - NEWBURGH, NY                        253,012.77
STORE #3044 - W.ORANGE, NJ                        109,145.79        448,736.06
                                                  ----------
RENT ACCOMMODATION:
STORE #3014 - CAMP HILL, PA                       (11,653.99)
STORE #3015 - ALBANY, NY                           (8,680.00)
STORE #3019 - HARRISBURG, NY                      (11,895.38)
STORE #3025 - CLAY, NY                            (11,589.15)
STORE #3026 - DEWITT, NY                          (11,853.04)
STORE #3035 - SYRACUSE, NY                        (24,216.23)       (79,887.77)
                                                  ----------

SCHOOL TAXES DUE TO PHARMHOUSE(2)
STORE #3015 - ALBANY, NY                          (16,239.74)
STORE #3029 - HARRISBURG, NY                       (5,098.74)
STORE #3025 - CLAY, NY                             (9,841.21)       (31,179.70)
                                                  -----------

CAM CREDITS DUE PHARMHOUSE                                           (3,185.10)

US HEALTHCARE CHECKS DUE TO WOOLWORTH                                24,285.18

US HEALTHCARE CHECKS DUE TO PHARMHOUSE                              (16,064.44)

VIDEO COUPON REDEMPTION DUE PHARMHOUSE                             (147,843.40)
                                                                   -----------
TOTAL AMOUNT DUE WOOLWORTH THROUGH 1/31/97                         $194,860.83
                                                                   ===========

----------------
(1) Preliminary settlement amount - subject to current audit and future video coupon redemptions by Pharmhouse to be agreed upon at a future date.

(2) Represents school tax expenses prepaid by Pharmhouse related to the period 1/15/97 through 6/30/97.

EXHIBIT H


SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK



PHARMHOUSE CORP.,                                            INDEX NO: 600121/96
Plaintiff,

         -against -                                          STIPULATION OF
                                                             DISCONTINUANCE WITH
WOOLWORTH CORPORATION and F.W.                               PREJUDICE
WOOLWORTH CO.

Defendants


         IT IS HEREBY STIPULATED AND AGREED by and between the undersigned, the attorneys of record for all parties to the above entitled action, that whereas no party hereto is an infant, incompetent person for whom a committee has been appointed or conservatee and no person not a party has an interest in the subject matter of the action, the above entitled action be, and the same hereby is discontinued with prejudice, and without costs to either party as against the other. This stipulation may be filed without further notice with the Clerk of the Court.


Dated:    New York, New York
          January 31, 1997


HERRICK, FEINSTEIN LLP                               KELLEY DRYE & WARREN LLP


----------------------                               --------------------------
Attorneys for Plaintiff                              Attorneys for Defendants
2 Park Avenue                                        101 Park Avenue
New York, NY 10016                                   New York, NY 10178
(212)592-1400                                        (212)808-7800

EXHIBIT I

PHARMHOUSE PRESS RELEASE

PHARMHOUSE AND WOOLWORTH SETTLE ACTION


Pharmhouse Corp. and Woolworth Corporation have resolved all claims between them arising from the sale of certain assets of the Rx Place division of Woolworth to Pharmhouse in April 1995.

As part of the agreement, Woolworth has forgiven certain debt and agreed to accommodate Pharmhouse with respect to certain stores.

This was a negotiated agreement and no party conceded any claims asserted against the other.

                  with a copy to:

                  Kelley Drye & Warren LLP
                  101 Park Avenue
                  New York, NY 10178
                  Attn:  John M. Callagy, Esq.
                  Fax No: (212)808-7897

                  (2)  if  to Pharmhouse:

                  Pharmhouse Corp.
                  860 Broadway
                  New York, NY 10003
                  Attn:    Kenneth A. Davis, President
                  Fax No: (212)477-2900

                  with a copy to:

                  Herrick Feinstein LLP
                  Two Park Avenue
                  New York, NY 10016
                  Attn:  Stephen M. Rathkopf, Esq.
                  Fax No. (212)889-7577

         21. Entire Agreement. This Settlement Agreement and the Releases and Exhibits set forth the entire understanding of the parties with respect to the subject matter hereto; provided, however, that, except as expressly set forth in this Settlement Agreement and such Releases and exhibits, all of the provisions of the Asset Purchase Agreement shall remain in full force and effect.

         22. Severability. If any provision of this Settlement Agreement shall be determined to be prohibited or unenforceable, such prohibition or unenforceability shall not invalidate or render unenforceable any other provision of this Settlement Agreement except to the extent that any such prohibition or determination of enforceability shall materially alter or affect the substantive provisions hereof in favor or against any of the parties hereto.

         23.Governing Law. This Settlement Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without reference to New York choice of law principles.

         24. Successors and Assigns. This Settlement Agreement, and the exhibits annexed hereto, shall be binding on the parties, their successors in interest, administrators or assigns.